Exhibit 4.6

                        FORM OF STOCK OPTION AGREEMENT

                    STOCK OPTION AGREEMENT (this "Option Agree-ment") made this ___ day of ____, ____, between MovieFone, Inc., a Delaware corporation (the "Company"), and __________ (the "Optionee").

                    Pursuant to the MovieFone, Inc. 1994 Stock
          Option Plan (the "Plan"), the Optionee is hereby granted, on the terms and conditions set forth herein (and subject to the terms and provisions of the Plan), a qualified stock option (an "Option") to purchase shares of the Company's Class A Common Stock (the "Stock"). Capital-ized terms which are not defined in this Option Agreement will have the meanings set forth in the Plan.

                    1.  Number of Shares of Stock and Purchase
          Price. The Optionee is hereby granted an Option to purchase _____ shares of Stock (the "Option Shares") at a purchase price equal to $_____ per share (the "Option Price"), pursuant to the terms of this Option Agreement and the provisions of the Plan.

                    2. Period of Option and Conditions of Exer-cise.

                         (a)  The Option shall be deemed to have
          been granted on _____ ___, ____ (the "Date of Grant") and, unless the Option is previously terminated pursuant to this Option Agreement or the Plan, the Option shall terminate on April 2nd, 2006. Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

                         (b)  Subject to the provisions of the Plan
          and this Option Agreement, the Option shall become exer-cisable as to 20 percent (20%) of the Option Shares on each July 5th, 1996, 1997, 1998, 1999, and 2000 respec-
          tively; provided that, all Options shall become fully vested and exercisable upon the occurrence of a Change of Control.

                    3.  Termination of Employment.

                         (a)  Except as provided in this Section 3,
          Options may not be exercised after the Optionee has ceased to be employed by the Company or a Subsidiary. In the event that the Optionee ceases to be employed by the Company or a Subsidiary, any Options held by such Option-ee may be exercised following such termination, as fol-lows:

                              (i)  if the Optionee's termination of
          employment is due to his or her death or Disability, the Option (to the extent exercisable at the time of the Optionee's termination of employment) shall be exercis-able for a period of one (1) year following such termina-tion of employment, and shall thereafter terminate;

                              (ii)  if the Optionee's termination
          of employment is by the Company or a Subsidiary for Cause, the Option shall immediately terminate on the date of Optionee's termination of employment; and

                              (iii)  if the Optionee's termination
          of employment is for any other reason (including an Optionee's ceasing to be employed by a Subsidiary as a result of the sale of such Subsidiary or an interest in such Subsidiary), the Option (to the extent exercisable at the time of the Optionee's termination of employment) shall be exercisable for a period of ninety (90) days following such termination of employment), and shall thereafter terminate.

                         (b)  For purposes of this Option Agree-
          ment, the Optionee's employment will have terminated by reason of "Disability" if, due to illness or injury, the Optionee is unable to engage in any gainful occupation for which he or she is suited by education, training or experience, which condition continues for at least six
          (6) months.

                         (c)  For purposes of this Option Agree-
          ment, "Cause" shall mean (i) the willful failure or refusal by the Optionee to substantially perform his or her duties or responsibilities which continues after being brought to the attention of the Optionee (other than any such failure resulting from the Optionee's incapacity due to Disability) or (ii) the willful engag-ing by the Optionee in misconduct which is materially injurious to the Company or a Subsidiary, monetarily or otherwise, or the Optionee's commission of any fraud, misappropriation, embezzlement or similar act, which is brought to the attention of the Optionee in writing not more than thirty (30) days from the date of its discovery by the Company, a Subsidiary, or the Board.

                    4.  Exercise of Option.

                         (a)  The Option shall be exercised in the
          following manner: the Optionee, or the person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall deliver to the Company written notice, in substantially the form of the notice attached hereto, specifying the number of Option Shares which the Optionee elects to purchase. The Optionee must include with the notice full payment for any Option Shares being purchased under an Option.

                         (b)  Payment of the Option Price for any
          Option Shares being purchased must be made in cash, by certified or cashier's check, or by delivering to the Company shares of Stock which the Optionee already owns or by a cashless exercise procedure approved by the Committee. If the Optionee pays by delivering shares of Stock, the Optionee must include with the notice of exercise the certificates for such shares of Stock either duly endorsed for transfer or accompanied by an appropri-ately executed stock power in favor of the Company. The shares of Stock delivered by the Optionee will be valued by the Company at its Fair Market Value on the day pre-ceding the date of exercise of the Option and, if the value of the shares of Stock delivered by the Optionee exceeds the amount required to be paid pursuant to this
          Section 4, the Company will provide to the Optionee, as soon as practicable, cash or a check in an amount equal to the value, as so determined, of any fractional portion of a share of Stock, and will issue a certificate to the Optionee for any whole share(s) of Stock, exceeding the number of shares of Stock required to pay the Option Price.

                         (c)  Not less than 100 shares of Stock may
          be purchased at any time upon the exercise of an Option, unless the number of shares of Stock so purchased consti-tutes the total number of shares of Stock then purchas-able under the Option. The Option may be exercised only to purchase whole shares of Stock, and in no case may a fractional share of Stock be purchased. The right of the Optionee to purchase shares of Stock with respect to which the Option has become exercisable may be exercised, in whole or in part at any time or from time to time, prior to the Expiration Date.

                         (d)  The Company may require an Optionee
          to pay, prior to the delivery of any Option Shares to which such Optionee shall be entitled upon exercise of an Option, an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld by the Company with respect to any Option. Alternatively, the Optionee may authorize the Company to withhold from the number of Option Shares he or she would otherwise receive upon exercise of an Option, that number of Option Shares having a Fair Market Value equal to the amount of such required tax.

                    5.  Miscellaneous.

                         (a)  Entire Agreement.  This Option Agree-
          ment and the Plan contain all of the understandings and agreements between the Company and the Optionee concern-ing this Option and supersedes all earlier negotiations and understanding, written or oral, between the parties with respect thereto. The Company and the Optionee have made no promises, agreements, conditions or understand-ing, either orally or in writing, that are not included in this Option Agreement or the Plan.

                         (b)  Captions.  The captions and section
          numbers appearing in this Option Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Option Agreement.

                         (c)  Counterparts.  This Option Agreement
          may be executed in counterparts, each of which when signed by the Company of the Optionee will be deemed an original and all of which together will be deemed the same Agreement.

                         (d)  Notices.  Any notice or communication
          having to do with this Option Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the attention of the Secretary of the Company at the principal office of the Company and, if to the Optionee, to the Optionee's last known address contained in the personnel records of the Company.

                         (e)  Succession and Transfer.  Each and
          all of the provisions of this Option Agreement are bind-ing upon and inure to the benefit of the Company and the Optionee and their respective estate, successors and assigns; provided, however, that the Options granted hereunder shall not be transferable by the holder thereof other than by will or by the laws of descent and distri-bution and may be exercised, during the lifetime of the Optionee, only by the Optionee or by his or her guardian or legal representative.

                         (f)  Amendments.  Subject to the provi-
          sions of the Plan, this Option Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

                         (g)  Governing Law.  This Option Agreement
          and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof.

          THIS OPTION AGREEMENT IS MADE UNDER AND SUBJECT TO THE PROVISIONS OF THE PLAN, AND ALL OF THE PROVISIONS OF THE PLAN ARE HEREBY INCORPORATED HEREIN AS PROVISIONS OF
          THIS AGREEMENT. IF THERE IS A CONFLICT BETWEEN THE PROVISIONS OF THIS OPTION AGREEMENT AND THE PROVISIONS OF THE PLAN, THE PROVISIONS OF THE PLAN WILL GOVERN. BY SIGNING THIS AGREEMENT, THE OPTIONEE CONFIRMS THAT HE OR SHE HAS RECEIVED A COPY OF THE PLAN AND HAS HAD AN OPPOR-TUNITY TO REVIEW THE CONTENTS THEREOF.


               IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                   MOVIEFONE, INC.

                                   By:
                                      Name:  Adam H. Slutsky
                                      Title:  Chief Financial Officer

                                      ______________________________
                                      Name: